Luby’s Announces Second Quarter Fiscal 2006 Results
Sales Increased 5.7%
Total Debt Reduced to $7.2 Million

HOUSTON, TX - March 27, 2006 - Luby's, Inc. (NYSE: LUB) today announced unaudited financial results for the second quarter fiscal 2006, which ended on February 15, 2006. Sales increased 5.7% over the second quarter fiscal 2005 and the Company generated net income of $3.3 million and reduced outstanding debt by $2.8 million in the second quarter to $7.2 million.

Sales in the second quarter fiscal 2006 were $75.0 million, an increase of 5.7% compared to the second quarter fiscal 2005, which ended on February 9, 2005. On a same-store basis, sales increased 6.7% for the 128 operating units during the second quarter fiscal 2006 over the second quarter fiscal 2005. As of September 21, 2005, one unit is closed pending reconstruction due to storm damage suffered during Hurricane Rita.

The Company reported net income of $3.3 million, or $0.12 per share fully diluted, in the second quarter fiscal 2006 compared to net income of $2.6 million, or $0.10 per share fully diluted, in the second quarter fiscal 2005. During both periods, net income was generated from continuing operations.

“The second quarter marked our ninth consecutive quarter of same-store sales growth,” said Chris Pappas, President and CEO. “We are pleased with our sales and net income increases over a strong comparable quarter last year, despite a challenging expense environment.”

Total prime costs of food and payroll in the second quarter fiscal 2006 were 61.5% of sales, an improvement compared to 62.6% in the second quarter fiscal 2005. As a percentage of sales, food costs in the second quarter fiscal 2006 increased 0.1% compared to the second quarter fiscal 2005 due to higher prices in commodity sectors such as seafood, shortenings, oils and fresh produce. Payroll costs as a percentage of sales decreased in the second quarter fiscal 2006 by 1.2% compared to the second quarter fiscal 2005 primarily due to increased sales and continued operational focus on efficient labor utilization. Other operating costs increased as a percentage of sales in the second quarter by 1.4% compared to the same quarter last year due to increased utility costs primarily caused by rising natural gas prices and higher repair and maintenance costs associated with required repairs at store facilities. General and administrative costs as a percentage of sales in the second quarter increased 0.4% compared to the same quarter last year, primarily due to increased staffing and salary market adjustments, stock option expenses and continued consulting fees associated with the implementation and integration of new business systems.

Conference Call
The Company will host a conference call at 4:00 p.m. Central time today, March 27, 2006, to discuss financial results for the quarter. The second quarter conference call can be accessed live telephonically by dialing (800) 638-4817 and using the pin code 65713877. A replay of the call will be available approximately two hours after the call ends through April 3, 2006. The replay number is (888) 286-8010 and the pin code is 85019254. A live audio webcast of the conference call will also be available via the Company’s website at www.lubys.com/aboutusEvents.asp to listen online. A replay of the webcast will be available on the Company’s website soon after the call is concluded. The second quarter press release will also be available on the Company's web site, www.lubys.com.

About Luby’s
Luby’s operates 128 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. For more information about Luby’s, visit the Company’s website at www.lubys.com.

Prior period results have been reclassified to show the retroactive effect of discontinued operations per the new business plan.  Reclassification facilitates more meaningful comparability to the Company’s current information.  As stores are closed in the future and presented in discontinued operations, quarterly and annual financial statements, where applicable, will be reclassified for further comparability.

Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended		Two Quarters Ended
	February 15,	February 9,	February 15,	February 9,
	2006	2005	2006	2005
	(84 days)	(84 days)	(168 days)	(168 days)

SALES	$75,034	$70,969	$147,615	$138,737
COSTS AND EXPENSES:
Cost of food	20,224	19,039	39,931	37,978
Payroll and related costs	25,934	25,363	51,589	50,375
Other operating expenses	16,482	14,623	32,417	30,238
Depreciation and amortization	3,567	3,567	7,115	7,101
Relocation and voluntary severance costs	—	308	—	580
General and administrative expenses	5,272	4,699	10,006	8,783
Provision for (reversal of) asset impairments and restaurant closings	259	(29)	(174)	(29)
Total costs and expenses	71,738	67,570	140,884	135,026
INCOME FROM OPERATIONS	3,296	3,399	6,731	3,711
Interest expense, net	(179)	(938)	(427)	(1,609)
Other income, net	270	205	415	136
Income from continuing operations before income taxes	3,387	2,666	6,719	2,238
Provision for income taxes	45	—	64	—
Income from continuing operations	3,342	2,666	6,655	2,238
Discontinued operations	(45)	(39)	(1,135)	(634)
NET INCOME	$3,297	$2,627	$5,520	$1,604
Income per share - from continuing operations
- basic	$0.13	$0.12	$0.26	$0.10
- assuming dilution	0.12	0.10	0.24	0.08
Net income per share
- basic	$0.13	$0.12	$0.21	$0.07
- assuming dilution	0.12	0.10	0.20	0.06
Weighted average shares outstanding:
- basic	26,020	22,609	25,988	22,551
- assuming dilution	27,536	26,533	27,481	26,558

Consolidated Balance Sheets
(In thousands except share data)

	February 15,	August 31,
	2006	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,628	$2,789
Short-term investments	-	1,667
Trade accounts and other receivables, net	434	151
Food and supply inventories	2,539	2,215
Prepaid expenses	2,982	1,639
Deferred income taxes	78	865
Total current assets	11,661	9,326
Property and equipment, net	185,988	186,009
Property held for sale	4,243	9,346
Other assets	1,317	1,533
Total assets	203,209	206,214

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	19,259	17,759
Accrued expenses and other liabilities	14,115	17,720
Total current liabilities	33,374	35,479
Credit facility debt	7,200	13,500
Other liabilities	7,266	7,910
Deferred income taxes	4,345	5,039
Total liabilities	52,185	61,928

SHAREHOLDERS' EQUITY
Common stock, $.32 par value; authorized 100,000,000 shares, issued 27,717,474 shares and 27,610,708 shares as of February 15, 2006, and August 31, 2005, respectively	8,869	8,835
Paid-in capital	41,216	40,032
Retained earnings	136,543	131,023
Less cost of treasury stock, 1,676,403 shares	(35,604)	(35,604)
Total shareholders' equity	151,024	144,286
Total liabilities and shareholders' equity	$203,209	$206,214

EBITDA is a commonly used valuation statistic, not in conformity with Generally Accepted Accounting Principles in the United States (“GAAP”), that is derived from the Company’s Income (Loss) From Operations, which is a GAAP measurement. Adjusted EBITDA represents a non-traditional calculation of EBITDA as defined in the Company's revolving credit facility as the consolidated income (loss) from operations set forth in the Company's consolidated statements of operations before depreciation, amortization, other noncash expenses, interest expense, taxes, noncash income and extraordinary gains or losses, and other nonrecurring items of income or expense as approved by the required lenders.

The following table reconciles the Company’s non-GAAP financial measure, Adjusted EBITDA, with Income from Operations, prepared in accordance with GAAP.

	Quarter Ended		Two Quarters Ended
	February 15,	February 9,	February 15,	February 9,
	2006	2005	2006	2005
	(84 days)	(84 days)	(168 days)	(168 days)
	(In thousands)

Income from operations	$3,296	$3,399	$6,731	$3,711
Plus excluded items:
Provision for (reversal of) asset impairments and restaurant closings	259	(29)	(174)	(29)
Relocation and voluntary severance costs	-	308	-	580
Depreciation and amortization	3,567	3,567	7,115	7,101
Share-based compensation expense	126	-	195	-
Adjusted EBITDA	$7,248	$7,245	$13,867	$11,363

While the Company and many in the financial community consider Adjusted EBITDA to be an important supplemental valuation statistic , it should be considered in addition to, but not  a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, such as operating income and net income.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business and economic conditions, the impact of competition, the Company’s operating initiatives, fluctuations in the costs of commodities, changes in the availability and costs of labor, the seasonality of the Company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in the Company’s periodic reports on Form 10-K and Form 10-Q and other filings with the Securities and Exchange Commission.

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